Exhibit 99.1

For Immediate Release

SOLO CUP IMPLEMENTS CORPORATE WORKFORCE REDUCTION

HIGHLAND PARK, Ill., December 5, 2008 – Solo Cup Company (the “Company”), a leading provider of single-use products used to serve food and beverages, today announced it has reduced its corporate workforce by approximately 9%. The Company eliminated approximately 100 salaried positions across its corporate employee base in response to the weakening economy. The Company also released 25 contract employees. The majority of the affected employees were located in Solo’s Highland Park, Ill., and Owings Mills, Md., corporate offices.

“This action was necessary to operate in a recessionary economy. It was a difficult decision for many reasons, and even more so at this time of year. We are grateful to the people affected by this for their contributions to Solo Cup,” said Robert M. Korzenski, Solo Cup Company president and CEO.

The total workforce reduction, including salaried employees and contractors, is expected to generate approximately $11 million in annualized cost reductions. The Company will incur a one-time charge of approximately $1 million in severance costs. In addition, management expects to cancel a number of currently open positions. Solo’s hourly manufacturing employees were not impacted.

Solo Cup Company is a $2 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo®, Sweetheart® and Bare by Solo™ names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the effect of general, economic and competitive business conditions; achieving cost reductions; increases in energy, raw material and other manufacturing costs; the impact of our debt on our cash flow and operating flexibility; and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Bob Koney, 847-579-3201
angie.chaplin@solocup.com	robert.koney@solocup.com

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